Exhibit 99.1

Lone Star Completes Acquisition of Hillenbrand

Batesville, Ind. – February 10, 2026 – Hillenbrand, Inc. (“Hillenbrand” or the “Company”), a leading provider of highly-engineered, mission-critical processing equipment and solutions, and Lone Star Funds (“Lone Star”) today announced that an affiliate of Lone Star has completed the previously announced acquisition of Hillenbrand in an all-cash transaction with a total enterprise value of approximately $3.8 billion.

“With the close of this transaction, we now continue to build upon the momentum that is already underway and will execute our strategic plans with Lone Star,” said Kim Ryan, President and CEO of Hillenbrand. “We are focused on continuing to serve our customers and deliver growth together with Lone Star. I am grateful for the dedication of all our associates and remain confident in our ability to deliver differentiated, customer-centric solutions around the world.”

“We are thrilled to reach this milestone and look forward to partnering with Hillenbrand’s management team,” said Donald Quintin, Chief Executive Officer of Lone Star. “Hillenbrand is well-positioned to drive growth and innovation with our investment in the business.”

The transaction was announced on October 15, 2025, and approved by Hillenbrand’s shareholders at the Company’s Special Meeting of shareholders on January 8, 2026. With the completion of the acquisition, Hillenbrand’s common stock has ceased trading and will be delisted from the New York Stock Exchange. The Company will continue to operate under the Hillenbrand name.

About Hillenbrand

Hillenbrand is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our people, our customers, and our communities. To learn more, visit: www.Hillenbrand.com.

About Lone Star

Lone Star is a leading investment firm with its principal office in London, UK advising funds that invest globally in private equity, credit and real estate. The firm has been successfully navigating complex situations for over 30 years. The funds are experienced value investors that seek opportunities in situations that are in flux or complicated by specific structural or financial factors, regardless of the prevailing market environment. Our deep bench of senior leaders and expert deal professionals ensures a strong foundation for successful investments and strategic decision-making. Since the establishment of its first fund in 1995, Lone Star has organized 25 private equity funds with aggregate capital commitments totaling approximately $95 billion. For more information regarding Lone Star Funds, go to www.lonestarfunds.com. Follow us on LinkedIn.

Contacts

Corporate Communications for Hillenbrand

Marcia Kent, Director, Corporate Communications

Phone: 812-621-4647

Email: marcia.kent@hillenbrand.com

Communications for Lone Star

Andrew Johnson, Global Head of Communications and Public Affairs

Phone: 212-896-2251

Email: ajohnson@lonestarfunds.com

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